July 12, 2017

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company would like to share the results of our first six months of 2017 with you. The assets of your company as of June 30, 2017 were $2.303 billion representing an increase of $105 million since January 1, 2017 and the net income for the first six months of 2017 was a record $13,483,000 up $1,570,000 from the first six months of 2016.

We are experiencing a great year of unlimited opportunities which we are trying to take advantage of. We received the “Bauer Financial 5 Star” rating for the quarter ended March 31, 2017. We were recently recognized as one of “Tennessee’s 2017 Best Work Places” ranking third in the large employee division. The most gratifying part of this recognition was that the results were based on feedback given by our employees.

Our new Operations Building construction is on schedule with completion scheduled in the first quarter of 2018. This facility will allow our bank to continue to grow and provide professional, quality service.

We have received regulatory approval for a new office at 2930 West End Avenue in Nashville which will open on August 29th. We are very excited about this opportunity as it marks our third office in Davidson County.

The Board of Directors has declared a $.35 per share cash dividend to shareholders of record as of July 1, 2017 that will be payable on July 21, 2017. The latest price at which the Company’s common stock has been sold was $42.75 per share.

We ask for your continued support as you recommend our bank to potential customers in the eight counties we serve. We provide every possible financial service and we would be honored to serve individuals you could recommend to us. We strive daily to be “Middle Tennessee’s Community Bank”.

Sincerely,

Randall Clemons	J. Anthony Patton
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company